UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
October 16, 2015
COMMISSION FILE NUMBER 001-36285
Incorporated in the State of Delaware
I.R.S. Employer Identification Number 46-4559529
1301 Riverplace Boulevard, Jacksonville, Florida 32207
(Principal Executive Office)
Telephone Number: (904) 357-4600
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Rayonier Advanced Materials Inc.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(b)	Departure of Directors or Certain Officers
James H. Miller tendered his resignation from the Board of Directors (the “Board”) of Rayonier Advanced Materials Inc. (the “Company”) effective 5:00 p.m. (EDT) on October 16, 2015. Mr. Miller’s resignation is due to time required for other business commitments and does not involve any disagreement on any matter relating to the Company’s operations, policies or practices.

Item 5.02(d)	Election of Directors
On October 16, 2015, the Board of the Company elected Charles E. Adair as a Class I director of the Company. Mr. Adair is expected to be appointed to one or more Board committees upon the recommendation of the Nominating and Corporate Governance Committee and approval by the Board. There are no arrangements or understandings between Mr. Adair and any other person pursuant to which he was selected as a director. In addition, there are no transactions in which Mr. Adair has an interest that would require disclosure under Item 404(a) of Regulation S-K.
Upon his election to the Board, Mr. Adair will receive compensation equivalent to the compensation of the other non-employee directors (as described in the Company’s most recent Proxy Statement filed with the SEC), except that Mr. Adair will receive a prorated 2015-2016 annual cash retainer and a prorated number of shares of restricted common stock of the Company, to vest on the earlier of the first anniversary of the date of grant or the next annual meeting at which one or more members of the Board are standing for re-election, as long as Mr. Adair has not voluntarily left the Board prior to such date. Additionally, in connection with Mr. Adair’s election to the Board, the Company and Mr. Adair will enter into an indemnification agreement in substantially the same form that the Company has entered into with each of the Company’s existing directors. The form of such indemnification agreement was previously filed by the Company as an exhibit to its Amendment No. 4 to the Registration Statement on Form 10 filed with the SEC.

Item 9.01.	Financial Statements and Exhibits.
A copy of the press release announcing the election of Mr. Adair is attached hereto as Exhibit 99.1.

Signature
Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Rayonier Advanced Materials Inc. (Registrant)

BY:	/s/ MICHAEL R. HERMAN
Michael R. Herman
Senior Vice President, General Counsel and Corporate Secretary

October 19, 2015

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